Exhibit 99.1

Longs Reports Preliminary August Sales

WALNUT CREEK, CA (September 5, 2003) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total sales of $335.5 million for the four-week period ended August 28, 2003, a 1.6% increase over sales of $330.0 million in the comparable period a year ago. Pharmacy sales were 47.2% of total drug store sales compared with 44.4% a year ago.

Preliminary August same-store sales decreased 1.2% from the comparable period last year. Pharmacy same-store sales increased 4.4% and front-end same-store sales decreased 5.7%.

Preliminary year-to-date total sales of $2.55 billion for the 30 weeks ended August 28, 2003, were 1.1% higher than the $2.52 billion reported in the comparable period last year.  Pharmacy sales were 46.9% of total drug store sales during the period, compared with 45.1% a year ago.  Same-store sales decreased 1.3%, with pharmacy same-store sales increasing 2.5% and front-end same-store sales decreasing 4.4%.

ABOUT LONGS DRUG STORES CORPORATION

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii, averaging approximately $10 million in annual sales per store in fiscal 2003. Through its 465 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.